EXHIBIT 23


                      CONSENT OF INDEPENDENT AUDITORS



 The Board of Directors
 Rock of Ages Corporation and Subsidiaries:


 We consent to the incorporation by reference in Form S-8 (File No. 33-45617) of our report dated February 27, 1998, with respect to the consolidated balance sheet of Rock of Ages Corporation and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and all related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of Rock of Ages Corporation.

 KPMG Peat Marwick LLP




 Burlington, Vermont
 March 25, 1998